***	Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.
Exhibit 10.2
FORM OF STORAGE LEASE
(Enterprise Products NGL Marketing)
     This is a Storage Lease (the “Lease”) between MONT BELVIEU CAVERNS, LLC with an address at P.O. Box 4324, Houston, Texas 77210-4324 (“Lessor”) and ENTERPRISE PRODUCTS OPERATING L.P., (“Lessee”), with an address at P.O. Box 4324, Houston, Texas 77210-4324.
1. Term; Quantity; Product.
For an initial term commencing February 1, 2007 and ending December 31, 2016 (the “Initial Term”), Lessor leases to Lessee storage space of up to *** barrels of purity ethane, propane, commercial ethane, isom grade butane (“Isom Grade”), High Purity Isobutane (“HP Isobutane”), isobutane, natural gasoline, and petrochemical grade natural gasoline (collectively referred to as “Product” in this Lease) at Lessor’s underground storage wells, located near Interstate 10 and State Highway 146 at Mont Belvieu, Texas, subject to the terms, provisions, and conditions contained herein. For purposes of this Lease, a “barrel” of Product is equal to 42 U.S. gallons of equivalent liquid volume at 60° Fahrenheit.
Each twelve (12) month period between January 1 and the following December 31 shall be referred to herein as a “Lease Year”. This Lease shall continue from year to year following the expiration of the Initial Term, unless either party terminates this Lease by giving written notice to the other party at least ninety (90) days prior to the beginning of any ensuing Lease Year.
2. Lessor’s Facilities.
Lessor operates storage wells in which various types of products are stored other than the types of Product covered by this Lease. Lessor’s storage wells are connected to centrally located pipeline header facilities operated by Lessor on its property in the vicinity of said storage wells. All Product delivered by Lessee into or by Lessor out of storage must be delivered by pipeline to such header facilities, and all such deliveries shall be deemed a delivery into or out of storage for the purposes of computing all applicable charges under this Lease. As between Lessor and Lessee, control of Lessor’s facilities will rest exclusively with Lessor.
3. Product Specifications.
Each Product delivered by Lessee into storage or by Lessor from storage must meet the respective specifications set out in Exhibit “A” attached hereto and made a part hereof. Lessor reserves the right to modify, add to, or revise such specifications at any time and from time-to time upon giving not less than thirty (30) days prior written notice.
Storage Lease (Enterprise Products NGL Marketing)

4. Isom Grade Butane; Analysis and Certification.
Prior to each delivery of Isom Grade by or on behalf of Lessee into storage hereunder, Lessee agrees to certify to Lessor the quality of the butane to be delivered and to furnish to Lessor a laboratory analysis of the butane to be delivered to Lessor for storage at least forty-eight (48) hours prior to delivery. The laboratory analysis shall be in form satisfactory to Lessor, shall employ the test methods specified on Exhibit “A”, and shall show the levels, if any, of the components listed on Exhibit “A”. If (i) a laboratory analysis required under this paragraph is not timely received by Lessor; (ii) the laboratory analysis received is not in a form acceptable to Lessor; or (iii) the laboratory analysis shows the butane to be delivered does not meet the specifications for Isom Grade, Lessor has the right to refuse receipt of the butane. Also, if, at any time during Lessee’s delivery of Isom Grade, the butane being tendered ceases to conform to the specifications for Isom Grade, Lessor will stop receiving the butane tendered for storage, until such time as the tendered product can be shown to again meet the Isom Grade specification.
5. Product Deliveries and Receipts.
It shall be Lessee’s responsibility to make all arrangements necessary to deliver Product for storage and to receive Product from storage at Lessor’s header facilities, and to pay any charges imposed by any party for the collection, transfer, and injection of Lessee’s Product to such header facilities for delivery into storage or from such header facilities for delivery out of storage under this Lease. The flow rates into and out of storage are subject to Lessor’s scheduling and operational restrictions.
6. Delivery Restrictions; Allocation.
If Lessor’s scheduling or operational restrictions will not permit all of the parties (including Lessor) storing any types of products in any of Lessor’s storage wells to deliver or receive the volumes of Product requested, then Lessor may allocate among such parties Lessor’s available flow rates in a fair and equitable manner as determined by Lessor.
7. Commingling; Sampling.
Lessor shall have the privilege of commingling Lessee’s Product with Product of other parties and is not obligated to redeliver to Lessee the identical Product received from Lessee. Lessor shall have the right to sample all Product to be delivered for storage and may refuse to accept delivery of any Product if the Product does not meet the required specifications or, if in Lessor’s opinion, satisfactory control of Product specifications will not be maintained during delivery. At Lessor’s request, Lessee shall provide Lessor access to the Product to be delivered for the purpose of sampling and provide Lessor representative samples of such Product.
At Lessor’s sole discretion, Lessor shall have the option to blend Lessee’s Product that fails to meet the Product specifications with Product within Lessor’s facilities to get Lessee’s Product back on specification, or to deliver Lessee’s off specification Product to Lessor’s off specification Product storage well (the “Slop Well”) where the Product will reside until such
Storage Lease (Enterprise Products NGL Marketing)

time as Lessor arranges for the Product in the Slop Well to be sent to one of the Mont Belvieu fractionators for fractionation.
Lessor will continue to blend the off specification Product, or to make deliveries to the Slop Well, only until the Product once again meets the specifications in the attached Exhibit “A”, or until such time as Lessor is notified by Lessee that other delivery arrangements have been made for the Product and the delivery of off specification Product to Lessor’s facilities stops.
The fee for receiving off specification Product into Lessor’s facilities will be *** per barrel on each barrel received. Lessee will share in any losses of Product from the Slop Well in proportion to the amount of the off-specification Product that was delivered into the Slop Well since the last time the Slop Well was emptied for Lessee’s account hereunder..
If Lessee elects to have the Products redelivered to Lessor’s facilities following fractionation, all such receipts shall be done under the terms of this Lease.
If it is necessary for Lessor to pay any charges, including but not limited to, fractionation fees, when the off specification Product is delivered from the Slop Well and fractionated, Lessee will immediately upon receipt of an invoice reimburse Lessor for any such charges.
8. Product Measurement.
     (a) Ethane
Measurement of commercial ethane and purity ethane into and out of storage shall be made in accordance with the procedures and methods set out in Exhibit “B”. All product gains and losses incurred while commercial ethane and purity ethane are under Lessor’s control shall be for the account of Lessee in proportion to the amount of commercial ethane or purity ethane delivered into storage by Lessee since the last time any such losses were calculated except as noted in Section 17. For the purpose of this subparagraph 8 (a), ethylene and up to 1.5% methane shall be considered ethane. Any methane in excess of 1.5% will not be balanced. Lessor shall return to Lessee a volume of commercial ethane containing a quantity of ethane equal to the quantity of ethane contained in the commercial ethane delivered by Lessee for storage hereunder. If Lessor returns commercial ethane to Lessee containing more or less propane than was contained in the commercial ethane delivered by Lessee for storage hereunder, Lessor and Lessee shall quarterly balance any overages or underages of propane by the party having the overage delivering to the other party a volume of propane equal to the overage, which propane shall meet the specifications set out in Exhibit “A”. Lessor shall submit to Lessee monthly stock reports supported with appropriate receiving and shipping information showing movements of commercial ethane and purity ethane into and out of storage and the amount of commercial ethane and purity ethane remaining in storage. All propane required to be delivered to Lessor shall be delivered at the expense of Lessee to Lessor’s pipeline header facilities at Mont Belvieu, Texas, via one of the pipelines connected to such facilities. All propane required to be delivered to Lessee shall be delivered at the expense of Lessor to its pipeline header facilities at Mont Belvieu, Texas. Propane may be delivered at any other delivery point mutually acceptable to the
Storage Lease (Enterprise Products NGL Marketing)

parties. For the purpose of this subparagraph 8 (a) propylene and butane shall be considered propane.
     (b) Other Products.
Measurement of propane, Isom Grade, natural gasoline, petrochemical grade natural gasoline, HP Isobutane, and isobutane into and out of storage shall also be made in accordance with the procedures and methods set out in Exhibit “B”. All Product gains and losses incurred while the product is under Lessor’s control shall be for the account of Lessee in proportion to the amount of propane, Isom Grade, natural gasoline, petrochemical grade natural gasoline, HP Isobutane, and isobutane delivered into storage by Lessee since the last time any such losses were calculated except as noted in Section 17. Lessor shall submit to Lessee monthly stock reports supported with appropriate receiving and shipping information showing movements of propane, Isom Grade, natural gasoline, petrochemical grade natural gasoline, HP Isobutane, and isobutane into and out of storage and the amount of propane, Isom Grade, natural gasoline, petrochemical grade natural gasoline, HP Isobutane, and isobutane remaining in storage.
     (c) Carbon Dioxide.
Lessee will not be credited for any volume of carbon dioxide held in storage for Lessee by Lessor.
     (d) Percentages.
Any references to percentages herein shall mean liquid volume percent.
9. Title; Risk of Loss.
Title to Lessee’s Product shall remain at all times in Lessee. Notwithstanding the return guarantee set out in subparagraphs 8 (a) and 8 (b) above, Lessor shall be responsible for the loss of or damage to such Product only when and to the extent such loss or damage is caused by the negligence of Lessor, its employees and agents.
10. Storage Fees.
Lessee agrees to pay Lessor for the storage, handling, and services of Lessor a total minimum rental as set forth in Schedule 1. All minimum rentals are payable in full regardless of whether or not Lessee actually uses the amount of storage made available hereunder. All of Lessee’s Product must be removed from storage no later than the last day of the term of this Lease, subject to the payment of accrued rental and other charges and the other terms, provisions, and conditions of this Lease. The rate for storage of any Product remaining in storage past the last day of the term of this Lease shall be *** per barrel per month or any portion thereof, payable in advance on the first day of each month in the same manner and at the same place as set forth in Section 15.
Storage Lease (Enterprise Products NGL Marketing)

11. Throughput Fees
Lessee agrees to pay Lessor a handling charge of *** per barrel for each barrel of Product that is physically delivered or allocation transferred into storage, and *** per barrel for each barrel of Product that is physically delivered out of storage under this Lease. Each delivery or receipt of Product that is transferred in-well by means of a letter transfer (an “Inventory Delivery”) will be charged a fee of *** per transaction. Lessee agrees to promptly pay to Lessor, upon receipt of an invoice, at Lessor’s address set forth on the face of such invoice for the charges hereunder. Both the throughput fee and the Inventory Delivery Fee will be escalated annually as set forth in Schedule 1.
12. Facility Fee.
In addition to all other fees hereunder, Lessee agrees to pay Lessor an infrastructure handling fee (the “Facility Fee”) of *** per barrel on all barrels of Product that are physically received or allocation transferred into storage, and on all barrels that are physically delivered out of storage. The Facility Fee will be escalated annually in accordance with Schedule 1 attached hereto.
13. Overstorage Fees
An overstorage charge of *** per barrel shall be charged for the total number of barrels stored by Lessee at the end of any month that exceeds the amount of storage space leased for each specific Product hereunder. Any excess storage acquired in this manner shall be understood to be temporary only, and shall not constitute a waiver of Lessor’s right to restrict storage to the amount leased hereunder at any time thereafter, and Lessee shall promptly remove any such excess Product upon Lessor’s written request.
14. Taxes.
Lessee shall pay all taxes, if any, levied or assessed on the Product stored hereunder. In the event it becomes necessary for Lessor to pay any such tax, Lessee shall immediately reimburse Lessor for such amount upon receipt of notice of payment.
15. Payment Terms.
The total minimum annual rental for storage is payable in equal monthly installments during the term hereof, each of which installments is due and payable in advance by Lessee at Lessor’s address set forth on the face of each invoice on or before the first day of each month. Lessor will also invoice Lessee each month for all applicable throughput fees, overstorage fees and other fees or charges during the term of this Lease.
Storage Lease (Enterprise Products NGL Marketing)

16. Warehouseman’s Lien.
Lessor shall have a lien on all Product of Lessee stored hereunder to cover any accrued and unpaid amounts payable hereunder and may withhold delivery of any such Product until such accrued and unpaid amounts are paid. If any such amounts remain unpaid for more than thirty (30) days after they accrue, Lessor may sell said Product at a public auction at the offices of Lessor in Houston, Harris County, Texas, on any day not a legal holiday and not less than forty-eight (48) hours after publication of notice in a daily newspaper of general circulation published in Baytown, Texas, said notice giving the time and place of the sale and the quantity and Product to be sold. Lessor may be a bidder and a purchaser at such sale. From the proceeds of such sale, Lessor may pay itself all charges lawfully accruing and all expenses of such sale, and the net balance may be held for whomsoever may be lawfully entitled thereto.
17. Product Losses.
Any loss of Product from Lessor’s storage wells for which Lessor is not responsible shall be apportioned among all of the parties storing such Product in such storage wells on the date of loss in proportion to the amount of Product each such party has in storage on such date. Product is not insured by Lessor against loss or damage however caused, and any insurance thereon must be provided and paid for by Lessee. Lessor’s liability, if any, for loss or damages to the stored Product shall be limited to the monthly average NON TEPPCO price on the Texas Gulf Coast for such Product on the date of such loss or damage as reported or published by Oil Price Information Service (“OPIS”) (the “Published Price”), or at Lessor’s option, replacement of such lost or damaged Product in kind within forty-five (45) days of such loss. If the Published Price is not reported or published by OPIS for the date in question, the parties will endeavor to promptly agree upon such a price.
18. Force Majeure.
Lessor shall not be responsible to Lessee for any loss of Lessee’s Product, for any loss to Lessee resulting from delays in returning Lessee’s Product when requested, or for failure of Lessor to perform its obligations hereunder, due, directly or indirectly, to acts of God or other causes beyond the reasonable control of Lessor including, without limitation, storm; earthquake; accidents; acts of the public enemy; emergency or unplanned scheduling and operational restrictions; rebellion; insurrections; sabotage; invasion; epidemic; strikes; lockouts or other industrial disturbances; war; riot; hurricane; fire; flood; explosion; compliance with acts, rules, regulations, or orders of federal, state, or local government, any agency thereof or other authority having or purporting to have jurisdiction; mechanical failures or similar causes not due to Lessor’s fault or negligence. The term of this Lease shall not be extended by the duration of any force majeure, nor shall Lessee be excused from making any payment due under this Lease. When claiming force majeure, Lessor shall notify Lessee immediately by telephone, and confirm same in writing, giving reasonable detail regarding the type of force majeure and its estimated duration. The settlement of differences with workers shall be entirely within the Lessor’s discretion.
Storage Lease (Enterprise Products NGL Marketing)

19. Indemnity.
REGARDLESS OF THE LEGAL THEORY OR THEORIES ALLEGED INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT) OF ANY THIRD PARTY, LESSEE HEREBY AGREES TO INDEMNIFY, DEFEND, AND SAVE HARMLESS LESSOR, ITS PARENT COMPANY, PARTNERS (GENERAL OR LIMITED), MEMBERS, SUBSIDIARIES, AFFILIATES, SUCCESSORS, AND ASSIGNS, INCLUDING ANY OFFICER, DIRECTOR, EMPLOYEE, OR AGENT OF ANY SUCH ENTITY (HEREINAFTER COLLECTIVELY CALLED “INDEMNITEE”) FROM AND AGAINST ANY CLAIM, DEMAND, CAUSE OF ACTION, DAMAGE, FINE, PENALTY, LOSS, JUDGMENT, OR EXPENSE OF ANY KIND OF ANY PARTY (HEREINAFTER COLLECTIVELY CALLED “LIABILITY”), INCLUDING ANY EXPENSES OF LITIGATION, COURT COSTS, AND REASONABLE ATTORNEY’S FEES, RESULTING FROM, ARISING OUT OF, OR CAUSED BY THE DELIVERY OF ANY PRODUCT BY LESSEE OR LESSEE’S AGENT, CONTRACTOR, OR CARRIER WHICH IS CONTAMINATED OR OTHERWISE FAILS TO MEET THE SPECIFICATIONS SET FORTH HEREIN, EXCEPT TO THE EXTENT SUCH LIABILITY IS DIRECTLY CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNITEE.
20. Claims; Limitations.
Notice of claims by Lessee for any liability, loss, damage, or expense arising out of this Lease must be made to Lessor in writing within ninety-one (91) days after the same shall have accrued. Such claims, fully amplified, must be filed with Lessor within said ninety-one (91) days and unless so made and filed, Lessor shall be wholly released and discharged therefrom and shall not be liable therefor in any court of justice. No suit at law or in equity shall be maintained upon any claim unless instituted within two (2) years and one (1) day after the cause of action accrued.
In no event shall Lessor be liable to Lessee for any prospective or speculative profits, or special, indirect, incidental, exemplary, punitive, or consequential damages, whether based upon contract, tort, strict liability, or negligence, or in any other manner arising out of this Lease, and Lessee hereby releases Lessor from any claim therefor.
21. Notice.
All notices, demands, requests, and other communications necessary to be given hereunder shall be in writing and deemed given if personally delivered, forwarded by facsimile (with proof of transmission and answer-back capability), or mailed by either certified mail, return receipt requested, or sent by recognized overnight carrier to the respective party at its address below:
Storage Lease (Enterprise Products NGL Marketing)

If to Lessor:
Mont Belvieu Caverns, LLC
P.O. Box 4324
Houston, Texas 77210-4324
Attn: Director - Hydrocarbon Storage
Telephone: (713) 381-6554
Fax: (713) 381-6960
If to Lessee:
Enterprise Products Operating L.P.
P.O. Box 4324
Houston, Texas 77210-4324
Attn: V.P. Marketing
Telephone: (713) 381-6549
Fax: (713) 381-381-6965
22. Assignment.
Neither party shall assign any portion of its rights or obligations under this Lease without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, either party may assign this Lease to its parent corporation, a wholly-owned subsidiary, to an affiliate, to a successor who acquires all, or substantially all, of the assets of the assigning party, or, if a party hereto is a limited partnership, to one or its limited partners or the members of its general partner, without the consent of the other party, provided that it remains primarily obligated hereunder. This Lease shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.
23. Rules and Regulations.
This Lease and the provisions hereof shall be subject to all applicable state and federal laws and to all applicable rules, regulations, orders, and directives of any governmental authority, agency, commission, or regulatory body in connection with any and all matters or things under or incident to this Lease.
24. Entire Agreement.
This Lease embodies the entire agreement between Lessor and Lessee and there are no promises, assurances, terms, conditions, or obligations, whether by precedent or otherwise, other than those contained herein. No variation, modification, or reformation hereof shall be deemed valid until reduced to writing and signed by the parties hereto.
25. Governing Law.
THIS LEASE AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED, AND
Storage Lease (Enterprise Products NGL Marketing)

PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.
WITH RESPECT TO ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS (AS APPLICABLE) LOCATED IN HARRIS COUNTY, TEXAS, AND TO ALL COURTS COMPETENT TO HEAR AND DETERMINE APPEALS THEREFROM, AND WAIVES ANY OBJECTIONS THAT A SUIT, ACTION OR PROCEEDING SHOULD BE BROUGHT IN ANOTHER COURT AND ANY OBJECTIONS TO INCONVENIENT FORUM.
THE PARTIES FURTHER AGREE THAT, IN THE EVENT OF A LAWSUIT ARISING OUT OF THE PERFORMANCE OF THIS LEASE, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER ITS REASONABLE ATTORNEYS’ FEES AND COURT COSTS, INCLUDING FEES FOR EXPERT WITNESSES, FOR PROSECUTING OR DEFENDING ANY SUCH LAWSUIT FROM THE PARTY NOT PREVAILING.
26. Other Provisions.
This Lease may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together shall constitute the same agreement.
This Lease shall be construed as jointly drafted by the parties according to the language as a whole and not for or against any party.
In the event one or more of the provisions contained in this Lease shall be held to be invalid or legally unenforceable in any respect under applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.
Nothing contained in this Lease shall be construed to create an association, trust, partnership, or joint venture or impose a trust, fiduciary or partnership duty, obligation, or liability on or with regard to any party.
This Lease is for the sole benefit of the parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other person whomsoever, it being the intention of the parties that no third person shall be deemed a third party beneficiary of this Lease.
27. Default.
A party will be in default if it: (a) breaches this Lease, and the breach is not cured within thirty (30) days after receiving written notice of such default (or alleged default) from the other party
Storage Lease (Enterprise Products NGL Marketing)

specifying the nature of the breach; (b) becomes insolvent; or (c) files or has filed against it a petition in bankruptcy, for reorganization, or for appointment of a receiver or trustee. In the event of default, the non-defaulting party may terminate this Lease upon notice to the defaulting party. For the avoidance of doubt, Lessor’s failure to perform any of the services for any reason other than force majeure will be deemed a breach of this Lease to which subsection (a) of this Section 27 applies.
28. Early Termination.
This Lease may be terminated and canceled by Lessor if not accepted and returned to Lessor by Lessee within fifteen (15) days from the date hereof.
[Signature page follows]
Storage Lease (Enterprise Products NGL Marketing)

DATED this 23rd day of January, 2007.

LESSOR

MONT BELVIEU CAVERNS, LLC

BY:	/s/ Gil H. Radtke
Gil H. Radtke
Senior Vice President and Chief Operating Officer

LESSEE

ENTERPRISE PRODUCTS OPERATING L.P.

By: Enterprise Products OLPGP, Inc., its general partner

BY:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President, Chief Legal Officer and Secretary

Storage Lease (Enterprise Products NGL Marketing)

SCHEDULE 1
STORAGE LEASE
(ENTERPRISE NGL MARKETING)
STORAGE FEES.
(A) For the first Lease Year, Lessee shall pay Lessor annual rent at the rate of *** per barrel per year (the “Base Storage Rental Rate”) for the volume leased under this Lease.
Commencing with the first day of the second Lease Year, and on the first day of each subsequent Lease Year, the annual rent shall be adjusted as follows: one-half of the Base Storage Rental Rate shall remain fixed, and one-half shall be revised annually based on a seasonally adjusted implicit price deflator in order to determine a new rental rate known as the “Adjusted Rental Rate.” The Adjusted Rental Rate shall be determined in accordance with the following formula:
*** per barrel + [*** per barrel X Annual Index / Base Index] = Adjusted Rental Rate

Where:	“Base Index” is the final seasonally adjusted implicit price deflator figure for the calendar year 2004 under the Gross Domestic Product column of the “Implicit Price Deflators for Gross Domestic Product” table (1996=100); and

“Annual Index” is the final seasonally adjusted implicit price deflator figure for the calendar year ending immediately before the Lease Year for which the adjustment is being determined, said figure being in the same column, table and survey as the Base Index.
The Adjusted Rental Rate shall be rounded off to the fourth decimal place and shall become effective on the first day of each Lease Year. In no event will the Adjusted Rental Rate ever be less than the Base Storage Rental Rate.
For example, in calculating the Adjusted Rental Rate, which shall apply under this Lease, assume in the second Lease Year the Base Index is 113.2, and the Annual Index is 115.2. Under these facts the Adjusted Rental Rate would be as follows:
*** per barrel + [*** per barrel X 115.2 / 113.2] =
*** per barrel + [*** per barrel X 1.0177] =
*** per barrel + *** per barrel = *** per barrel
The Adjusted Rental Rate of *** would become effective on the first day of the second Lease Year and would continue until the last day of the second Lease Year, with a new Adjusted Rental Rate to apply starting on the first day of the third Lease Year, and so on.
Storage Lease (Enterprise Products NGL Marketing)

THROUGHPUT & FACILITY FEES
The throughput fee of *** (the “Base Throughput Fee”), the Facility Fee, and the fee on In Well Deliveries will be subject to the same escalation factors as those used to compute the Adjusted Rental Rate; provided, however, the total Base Throughput Fee for both receipts and deliveries will be escalated (the “Adjusted Throughput Fee(s)”). The total amount of the In Well Delivery Fee and the Facility Fee will be escalated.
For example, using the assumed numbers from the prior example, the Adjusted Throughput Fee for the period commencing October 1, 2007 would be ***, calculated as follows: 115.2/113.2 = 1.0177; 1.0177 X *** = ***. In no event will any of the adjusted fees ever be less than their base fee.
The “Implicit Price Deflators for Gross Domestic Product” are available in the Survey of Current Business as published monthly by the Bureau of Economic Analysis of the U.S. Department of Commerce. Subscriptions to the Survey of Current Business are maintained by the Government Printing Office, an agency of the U.S. Congress. If said Survey fails to publish a necessary price deflator figure or ceases to be published, any replacement index published by or on behalf of the United States government shall be substituted, and if there is no such substitute index, the parties shall promptly agree on a replacement survey or index or, if they cannot agree, either party shall be entitled to submit the matter of a replacement index to arbitration under the commercial arbitration rules of the American Arbitration Association.
Storage Lease (Enterprise Products NGL Marketing)

Reissue Date: 5/1/02
EXHIBIT A

ENTERPRISE PRODUCTS OPERATING L.P.
E/P MIX (COMMERCIAL ETHANE)
(Ethane/Propane)

COMPONENT	TEST METHODS	SPECIFICATIONS
Methane	ASTM D-2163	1.5 Liq. Vol.% max.
Carbon Dioxide	ASTM D-2504	1000 ppm wt. max.
Ethane	ASTM D-2163	75.0 - 82.0 Liq. Vol.%
Propane	ASTM D-2163	25.0 Liq. Vol.% max.
Ethylene	ASTM D-2163	4.0 Liq. Vol.% max.
Butanes & Heavier	ASTM D-2163	0.8 max. (1)
Total Sulfur	ASTM D-4045	30 ppm wt. max.
Corrosion, Copper Strip	ASTM D-1838	No. 1
NOTE ON TEST METHODS: Method numbers listed above, beginning with the letter “D,” are American Society for Testing and Materials (ASTM), Standard Test Procedures. The most recent year revision for the procedures will be used.
Contaminants -The specification defines only a basic purity for this product. This product is to be free of any contamination that might render the product unusable for its commonly used applications. Specific contaminants include (but are not limited to) dirt, rust, scale, and all other types of solid contaminants, caustics, chlorides, heavy metals, and oxygenates.
1. Anything heavier than C3 will be valued as Propane.

Specification Committee Approval:	Wayne Mullins	Phil Winter	James Gernentz

	Quality Control	Business Management	Operations
Storage Lease (Enterprise Products NGL Marketing)

Reissue Date: September 1, 1998
EXHIBIT A
(HP iC4)

ENTERPRISE PRODUCTS OPERATING L.P.
HIGH PURITY ISOBUTANE

COMPONENT	TEST METHODS	SPECIFICATIONS
Propane & Lighter	ASTM D-2163	1.0 Liq. Vol.% max.
Isobutane	ASTM D-2163	98.0 Liq. Vol.% min.
Normal Butane	ASTM D-2163	1.8 Liq. Vol.% max.
Isopentane & Heavier	ASTM D-2163	0.1 Liq. Vol.% max.
Total Olefins	ASTM D-2163	2000 ppm wt. max.
Dienes and Acetylenic Compounds	ASTM D-2712	50 ppm wt. max.
Total Sulfur	ASTM D-4045	10 ppm wt. max.
Water Content	VISUAL	No Free Water
Chlorides	MB 251	<1 ppm wt. max.
NOTE ON TEST METHODS: Method numbers listed above, beginning with the letter “D,” are American Society for Testing and Materials (ASTM), Standard Test Procedures. The most recent year revision for the procedures will be used.

Specification Committee Approval:	Wayne Mullins		James Gernentz

	Quality Control	Business Management	Operations
Storage Lease (Enterprise Products NGL Marketing)

Reissue Date: 5/1/02
EXHIBIT A

ENTERPRISE PRODUCTS OPERATING L.P.
STANDARD GRADE ISOBUTANE

COMPONENT	TEST METHODS	SPECIFICATIONS
Propane & Lighter	ASTM D-2163	3.0 Liq. Vol. % max.
Isobutane	ASTM D-2163	96.0 Liq. Vol. % min.
Normal Butane & Heavier	ASTM D-2163	4.0 Liq. Vol. % max.
Total Sulfur	ASTM D-4045	140 ppm wt. max.
Water Content	VISUAL	No Free Water
Vapor Pressure at 100° F	ASTM D-1267	70 psig max.
Corrosion, Copper Strip	ASTM D-1838	No.1
NOTES ON TEST METHODS: Method numbers listed above, beginning with the letter “D,” are American Society for Testing and Materials (ASTM), Standard Test Procedures. The most recent year revision for the procedures will be used.
Contaminants -The specification defines only a basic purity for this product. This product is to be free of any contamination that might render the product unusable for its commonly used applications. Specific contaminants include (but are not limited to) dirt, rust, scale, and all other types of solid contaminants, caustics, chlorides, heavy metals, and oxygenates.

Specification Committee Approval:	Wayne Mullins	Bob Sanders	James Gernentz

	Quality Control	Business Management	Operations
Storage Lease (Enterprise Products NGL Marketing)

Reissue Date: 5/1/02
EXHIBIT A

ENTERPRISE PRODUCTS OPERATING L.P.
ISOM GRADE NORMAL BUTANE
RECEIPT SPECIFICATIONS ANALYSIS

COMPONENT	TEST METHODS	SPECIFICATIONS
Propane & Lighter	ASTM D-2163	0.35 Liq. Vol.% max.
Isobutane	ASTM D-2163	6.0 Liq. Vol.% max.
Normal Butane	ASTM D-2163	94.0 Liq. Vol.% min.
Pentanes & Heavier	ASTM D-2163	1.5 Liq. Vol. % max.
Hexanes & Heavier	ASTM D-2163	0.050 Liq. Vol. % max.
Total Olefins	ASTM D-2163	0.35 Liq. Vol. % max.
Butadiene	ASTM D-2163	0.01 Liq. Vol. % max.
Total Oxygenates	UOP-845	50.0 ppm wt. max.
Methanol	UOP-845	50.0 ppm wt. max.
IPA & Heavier Alcohols	UOP-845	5.0 ppm wt. max.
MTBE & Other Ethers	UOP-845	2.0 ppm wt. max.
Other Oxygenates	UOP-845	5.0 ppm wt. max.
Total Sulfur	ASTM D-4045	140 ppm wt. max.
Water Content	VISUAL	No Free Water
Fluoride	UOP-619	1.0 ppm wt. max.
Vapor Pressure at 100°F	ASTM D-1267	50 psig max.
Volatile Residue:
Temperature @ 95% evaporation	ASTM D-1837	+36°F max.
Corrosion, Copper Strip	ASTM D-1838	No.1
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NOTE ON TEST METHODS: Method numbers listed above, beginning with the letter “D,” are American Society for Testing and Materials (ASTM), Standard Test Procedures. The most recent year revision for the procedures will be used.
Contaminants -The specification defines only a basic purity for this product. This product is to be free of any contamination that might render the product unusable for its commonly used applications. Specific contaminants include (but are not limited to) dirt, rust, scale, and all other types of solid contaminants, caustics, chlorides, heavy metals, and oxygenates.

Specification Committee Approval:	Wayne Mullins	Phil Winter	James Gernentz

	Quality Control	Business Management	Operations
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Reissue Date: 7-10-02
EXHIBIT A

ENTERPRISE PRODUCTS OPERATING L.P.
PETROCHEMICAL GRADE GASOLINE PRODUCT

COMPONENT	TEST METHODS	SPECIFICATIONS
Normal Butane & Lighter	ASTM D-2177	6.0 Liq. Vol.% max.
Total Sulfur	ASTM D-3120	1000 ppm wt. max.
Water Content	VISUAL	No Free Water
Vapor Pressure at 100°F	ASTM D-323	14.0 RVP max.
End Point	ASTM D-86	375°F max.
Color, Saybolt Number	ASTM D-156	+25 min.
NOTE ON TEST METHODS: Method numbers listed above, beginning with the letter “D,” are American Society for Testing and Materials (ASTM), Standard Test Procedures. The most recent year revision for the procedures will be used.
Contaminants -The specification defines only a basic purity for this product. This product is to be free of any contamination that might render the product unusable for its commonly used applications. Specific contaminants include (but are not limited to) dirt, rust, scale, and all other types of solid contaminants, caustics, chlorides, heavy metals, and oxygenates.

Specification Committee Approval:	Wayne Mullins	Phil Winter	James Gernentz

	Quality Control	Business Management	Operations
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Reissue Date: 5/1/02
EXHIBIT A

ENTERPRISE PRODUCTS OPERATING L.P.
PROPANE

COMPONENT	TEST METHODS	SPECIFICATIONS
Vapor Pressure, PSIG @ 100°F	ASTM D-1267	208 max.
Volatile Residue:
Temperature @ 95% evaporation	ASTM D-1837	-37°F max.
Corrosion, Copper Strip	ASTM D-1838	No. 1
Total Sulfur	ASTM D-4045	123 ppm wt. max.
Propylene	ASTM D-2163	5.0 Liq. Vol.% max.
Propane	ASTM D-2163	90.0 Liq. Vol.% min.
Butanes & Heavier	ASTM D-2163	2.5 Liq. Vol.% max.
Water Content	VISUAL	No Free Water
Residual Matter
Residue on evaporation of 100 ml. max.	ASTM D-2158	0.05 ml.
Oil Stain Observation		Pass
NOTES ON TEST METHODS: Method numbers listed above, beginning with the letter “D,” are American Society for Testing and Materials (ASTM), Standard Test Procedures. The most recent year revision for the procedures will be used.
Contaminants -The specification defines only a basic purity for this product. This product is to be free of any contamination that might render the product unusable for its commonly used applications. Specific contaminants include (but are not limited to) dirt, rust, scale, and all other types of solid contaminants, caustics, chlorides, heavy metals, and oxygenates.
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Specification Committee Approval:	Wayne Mullins	Bob Sanders	James Gernentz

	Quality Control	Business Management	Operations
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Reissue Date: 5/01/02
EXHIBIT A

ENTERPRISE PRODUCTS OPERATING L.P.
PURITY ETHANE

COMPONENT	TEST METHODS	SPECIFICATIONS
Methane	ASTM D-2163	3.0 Liq. Vol.% max.
Ethane & Ethylene	ASTM D-2163	95.0 Liq. Vol.% min.
Propane & Heavier	ASTM D-2163	3.5 Liq. Vol.% max.
Corrosion, Copper Strip	ASTM D-1838	No. 1
Total Sulfur	ASTM D-4045	30 ppm wt. max.
Water Content	VISUAL	No Free Water
Carbon Dioxide	ASTM D-2504	1000 ppm wt. in Liq. max.
NOTES ON TEST METHODS: Method number listed above, beginning with the letter “D,” are American Society for Testing and Materials (ASTM), Standard Test Procedures. The most recent year revision for the procedures will be used.
Contaminants -The specification defines only a basic purity for this product. This product is to be free of any contamination that might render the product unusable for its commonly used applications. Specific contaminants include (but are not limited to) dirt, rust, scale, and all other types of solid contaminants, caustics, chlorides, heavy metals, and oxygenates.

Specification Committee Approval:	Wayne Mullins	Bob Sanders	James Gernentz

	Quality Control	Business Management	Operations
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Reissue Date: 5/1/02
EXHIBIT A

ENTERPRISE PRODUCTS OPERATING L.P.
NATURAL GASOLINE

COMPONENT	TEST METHODS	SPECIFICATIONS
Normal Butane & Lighter	GPA-2177	6.0 Liq. Vol.% max.
Total Sulfur	ASTM D-3120	1000 ppm wt. max.
Water Content	VISUAL	No Free Water
Vapor Pressure at 100°F	ASTM D-323	14.0 RVP max.
End Point	ASTM D-86	375°F max.
Corrosion, Copper Strip	ASTM D-130	No. 1
Doctor Test	ASTM D-4952 or GPA 1138	Negative
Color, Saybolt Number	ASTM D-156	+25 min.
NOTE ON TEST METHODS: Method numbers listed above, beginning with the letter “D,” are American Society for Testing and Materials (ASTM), Standard Test Procedures. The most recent year revision for the procedures will be used.
Contaminants -The specification defines only a basic purity for this product. This product is to be free of any contamination that might render the product unusable for its commonly used applications. Specific contaminants include (but are not limited to) dirt, rust, scale, and all other types of solid contaminants, caustics, chlorides, heavy metals, and oxygenates.

Specification Committee Approval:	Wayne Mullins	Bob Sanders	James Gernentz

	Quality Control	Business Management	Operations
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8/3/05 revision
EXHIBIT “B”
EPOLP MEASUREMENT PROCEDURES
ARTICLE I
METERING EQUIPMENT
Section 1.1 General.
A.	Natural gas liquids or other products delivered or received by EPOLP shall be measured by either volumetric or mass measurement procedures using a turbine or Coriolis meter.
B.	Chemical grade propylene, refinery grade propylene, propane, isobutane, normal butane, commercial butane and natural gasoline shall be measured by mass or volumetric measurement procedures.
C.	Raw mix, ethane, ethane propane mix, and butane gasoline mix shall be measured by mass measurement procedures.
D.	Polymer grade propylene shall be measured utilizing volumetric or mass measurement procedures and API Manual of Petroleum Measurement Standards, (API MPMS) Chapter 11.3.3.2 to determine calculated density and report mass.
E.	The measuring station shall be installed in such a manner that a minimum back-pressure of 50 psig above the product vapor pressure at maximum operating temperature is maintained at all times. Measurement accuracy shall not be impeded by the effects of pulsation created by pumps or other sources.
F.	All equipment employed in metering and sampling shall be approved as to the type, materials of construction, method of installation, and maintenance by all parties involved in the custody transfer of products. Due consideration shall be given to the operating pressure, temperature, and characteristics of the product being measured.
G.	Reference to any API, ASTM, GPA or similar publication shall be deemed to encompass the latest edition, revision or amendments thereof.
Section 1.2 Meters.
A.	Turbine meters shall be installed and operated in accordance with the API MPMS, Chapter 5, Sections 3 and 4. Each meter shall be proven when initially placed into service using a ball or piston-type or small volume prover in accordance with the API MPMS, Chapter 4, and Chapter 12 Section 2.
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B.	Coriolis meters shall be installed and operated in accordance with the API MPMS, Chapter 5, Section 6. Each meter shall be proven when initially placed into service using a ball or piston-type or small volume prover in accordance with the API MPMS, Chapter 4, and Chapter 12, Section 2. The prover will be additionally equipped with a densitometer installed and proved in accordance with the API MPMS, Chapter 14, Section 6. The meter proving shall be an Inferred Mass Proving in accordance with API MPMS, Chapter 5, Section 6.9.1.7.2.
C.	Meter proving frequency shall be in accordance with Section 2.3.C below. The meter shall be proven immediately prior to and after any meter maintenance is performed.
Section 1.3 Densitometers.
A.	Densitometers with frequency output shall be installed and proved in accordance with the API MPMS, Chapter 14, Section 6. The frequency output may be driven directly into a flow computer capable of internally converting frequency to corrected flowing density in gm/cc, or to a separate frequency converter and into the flow computer as a 4-20 ma signal. Proving is to be by entrapping a sample of the flowing stream at system conditions in a double-walled high-pressure vessel known as a pycnometer. The connections for the pycnometer shall be installed in the same manner as those of the densitometer. Thermowells shall be installed to allow monitoring of the inlet and outlet temperatures. Accuracy of the densitometer shall be verified at the time of the meter proving or when accuracy is in question. The accuracy of the densitometer shall be within +/- 0.001 gm/cc over its entire range and repeatable to +/- 0.0005 gm/cc.
B.	For chemical grade propylene measurement utilizing a turbine meter, a calculated density may be used in lieu of a densitometer by using the API MPMS, Chapter 11.3.3.2 method for pure propylene and correcting it for 92 to 96 percent purity by applying a correction factor of 0.9987 to the prover mass volume at each proving.
Section 1.4 Temperature and Pressure Transmitters. Temperature and pressure transmitters shall be verified at the time of the meter proving using a certified thermometer and reference gage respectively to ensure current readings are within +/-0.2 °F and +/- 1.0 psi. A calibration shall be performed every 6 months. All verification and calibration data shall be supplied to the customer. Accuracy of these transmitters shall be +/- 0.05 % of scale.
Section 1.5 Flow Computers. Flow computers shall be capable of accepting turbine pulses from a turbine meter transmitter or mass pulses from a Coriolis meter transmitter and signals from the pressure, temperature and density transmitters. The computer shall convert, as required, and totalize these signals into gross volume, mass, and net volume. For net volume determinations, the computer shall utilize the latest ASTM, API and GPA tables for temperature, pressure and specific gravity corrections that are applicable to the product being measured. The weight of water shall be as provided in the latest version of GPA 2145.
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Section 1.6 Composite Sampling Systems. Composite sampling systems shall be installed and operated in accordance with GPA Standard 2174. The composite sampler shall be operated to collect flow-proportional samples only when there is flow through the meter. These samples shall be accumulated in and removed from single-piston cylinders with mixing capability.
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ARTICLE II
ACCOUNTING AND MEASUREMENT PROCEDURES
Section 2.1 Custody Transfer Tickets.
A.	EPOLP shall furnish to the customer daily (0700 to 0700) custody transfer tickets unless otherwise provided for by separate agreement, for products measured on a volumetric basis. The ticket shall identify the product and state the net volume in barrels of product measured.
B.	For streams that are measured on a mass basis, custody transfer tickets shall be furnished stating the total mass measured in pounds. Total pounds mass shall then be converted to pounds of each component (if required) based on its weight fraction of the analysis of the product removed from the composite sampler for the same time period in which the mass was totalized. The component pounds shall then be converted to equivalent gallons of each component (if required) utilizing the calculation procedure outlined in GPA Standard 8173. The component density in a vacuum shall be in accordance to GPA Standard 2145. Component gallons shall be further reduced to barrels. Unless otherwise provided for by separate agreement, custody transfer tickets for mass-measured products shall be generated on a weekly or batch basis. An unfinished batch shall be closed out at 0700 hours on the first day of the calendar month, unless otherwise provided for by separate agreement.
Section 2.2 Measurement Basis.
A.	Mass Measurement.
1.	Inferred mass measurement shall be accomplished utilizing a flow-proportional composite sampler, turbine meter, densitometer and flow computer to convert gross volumetrically measured barrels using density in gm/cc at flowing conditions to total pounds mass according to the following formula:
     TotalPounds = GrossBBLS x MeterFactor x FlowingDensity(gm/cc) x 350.506987
350.506987 is a conversion factor to convert density in gm/cc to pounds /bbl.
     For polymer grade propylene the composite sampler and densitometer are not required.
2.	Direct mass measurement shall be accomplished by utilizing a flow-proportional composite sampler, a Coriolis meter, Coriolis transmitter, and a flow computer to convert mass pulses from the Coriolis transmitter into pounds. Measured pounds mass is calculated according to the following formula:

MeasureMass =	MeterPulses KFactor	x MeterFactor
     For polymer grade propylene the composite sampler is not required.
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B.	Volumetric Measurement.
1.	Volumetric measurement shall be accomplished utilizing a flow computer, turbine meter, and temperature and pressure transmitters. A “fixed” specific gravity at 60 [o]F and vapor pressure at 100 [o]F may be entered into the flow computer in the case of “purity” products, if agreed by both parties. Temperature and pressure shall be referenced to the proper API, ASTM and GPA Tables to calculate and totalize net barrels. An optional densitometer and flow-proportional composite sampler may be installed. If a densitometer is installed, the flow computer shall convert the density signal at flowing conditions in gm/cc to specific gravity at 60 [o]F and use GPA TP-15 to determine EVP (Equilibrium Vapor Pressure).

2.	On the basis of laboratory analysis, components of mixed streams may be determined by multiplying the totalized net volume by the liquid volume percent of each component, if so stipulated by contract.
The following shall be utilized by the flow computer to reduce gross barrels to net barrels.

For Temperature Reduction. API/ASTM/GPA Technical Publication TP-25 Table 24E shall be used when measuring propane, isobutane, normal butane, natural gasoline and mixes of the above.

For Pressure Reduction (Compressibility).
a.	API MPMS, 11.2.2 (GPA 8286) shall be used for measuring propane, isobutane, normal butane, and mixes of the above.

b.	API MPMS, 11.2.1 shall be used when measuring natural gasoline.
Temperature and Pressure Correction. API MPMS, 11.3.3.2 Subroutine “PROPYL” shall be used for temperature and pressure correction when measuring propylene and as a ratioed factor based upon propylene content in propane/propylene mix.
Section 2.3 Provings and Tolerances.
A.	Principles. During the proving cycle, turbine pulses (volumetric) from the turbine meter transmitter or mass pulses from the Coriolis transmitter are accumulated. Dividing the accumulated pulses by the prover volume or prover mass generates a “K Factor” in terms of volume or mass, respectively. After the initial proving, this “K Factor” is entered into the flow computer along with a meter correction factor of 1.0000. After subsequent provings, one can choose to adjust the “K Factor” or the meter correction factor. If the choice is made to adjust the “K Factor,” then the meter correction factor remains at 1.0000. If the adjustment is made at the meter correction factor, then the established “K Factor”
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remains the same. The densitometer factor is entered into the flow computer to correct flowing density in gm/cc as determined by results of a pycnometer test. The pycnometer shall be installed so that flow through the vessel shall assure proper purging thus allowing temperature and pressure equalization with the densitometer being proved. Maximum allowable temperature differential between the contents in the pycnometer and the densitometer shall be no greater than +/- 0.2 [o]F. The pressure shall be equal to that of the densitometer at time of removal.

B.	General.
1.	Meter provings, calibration of instruments, and maintenance of measurement equipment shall normally be performed by EPOLP personnel, but these functions may be delegated to responsible third-party contractors under the direction of an EPOLP representative.

2.	A customer’s witness signature does not constitute the approval of the use of out-of-tolerance equipment, but said signature does attest to the validity of the proving report.
C.	Proving Intervals. Each meter shall be proven when initially placed into service. Subsequent provings shall be made every thirty (30) days, unless in accordance with the API MPMS, Chapter 5.3.9.5.2 the consistency of the meter factor, as evidenced in meter factor control charts, may allow the proving interval to be extended to a maximum of 60 days.
D.	Meter Factor.
1.	Volumetric meter proving calculations shall be in accordance with API MPMS, Chapter 12.2. The average of five (5) consecutive prover runs shall be taken to establish an initial or new meter factor, provided that the five (5) proving runs are within 0.0005 (0.05%) of each other and the meter factor is within 0.0025 of the previous meter factor under like operating conditions.

2.	The new meter factor shall be used after each successful proving if it meets the above proving criteria.

3.	If the new meter factor deviates from the previous meter factor under like operating conditions by more than plus or minus 0.0025, then one half (1/2) of the volume measured since the previous proving shall be corrected using the new meter factor. If the time of malfunction can be determined by historical data, then the volume measured since that point in time shall be corrected using the new meter factor. The new meter factor shall not be used to correct volumes measured more than thirty-one (31) days prior to the new proving.
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4.	No work shall be performed on the measuring element of a turbine meter without first proving the meter. If any work is performed, a new meter factor shall be established.

5.	If the new meter factor deviates more than 0.0025 but less than 0.0050 from the previous meter factor, the field representatives of EPOLP and the customer shall determine the corrective action, if any, to be taken.

6.	If the new meter factor deviates 0.0050 or more, the element shall be removed and inspected. If there is build-up on the internals, then the element shall be cleaned and the meter re-proved. If excessive wear is found, then the element shall be repaired or replaced and the meter re-proved to establish a new initial meter factor. After a 24-hour wear-in period, the meter shall be re-proved and if the meter factor changes more than +/- 0.0025 from the new initial meter factor, then one-half (1/2) of the volume measured shall be corrected using the latest meter factor.

7.	The measurement technician shall record all required corrections to measured volumes and shall describe the findings, method of repair, and calculations used in making the correction on the meter proving report. A correction ticket for the amount of the correction shall be issued.
E.	Density Factor. The proving intervals, tolerances, repairs and methods of correction are the same as those provided for in Section 2.3.D above, except that the average of two (2) successive pycnometer provings shall establish product flowing density, provided the two (2) successive provings agree within 0.0005 (0.05%).
     Section 2.4 Custody Measurement Station Failure.
A.	If a failure occurs on a custody measurement station or the station is out of service while product is being delivered, then the volume shall be determined or estimated by one of the following methods in the order stated:
1.	By using data recorded by any check measuring equipment that was accurately registering; or

2.	By correcting the error if the percentage error can be ascertained by calibrations, tests, or mathematical calculations; or

3.	By comparison with deliveries made under similar conditions when the measurement station was registering accurately; or

4.	By using historical pipeline gain/loss.
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Section 2.5 Sampling Procedures.
A.	Flow proportional composite samples shall be removed from the composite sampler at the same time the meter is read and a custody ticket issued. Samples of finished LPG products streams shall be analyzed in accordance with ASTM D-2163 and raw mix stream shall be analyzed by GPA 2186 extended analysis for C6+ streams.
B.	Three samples shall be taken from the composite sampler. One sample shall be retained by EPOLP for analysis, the second sample shall be retained by the customer for analysis, and the third shall be held as a referee. If EPOLP has taken custody, its sample shall be analyzed and the analysis used to account for transfer. If the customer has taken custody, its sample shall be analyzed and the analysis used to account for transfer. If the customer and EPOLP are in disagreement, then the referee sample shall be taken to a mutually agreed upon laboratory which shall analyze the sample in accordance with the proper GPA Standard. This analysis shall be accepted by the customer and EPOLP as final and conclusive for proportions and components contained in the stream. Charges for such referee sample shall be borne by the customer and EPOLP equally.
C.	Referee samples shall be held for a period of thirty (30) days from the date of sampling.
D.	If a malfunction of the sampling occurs resulting in no sample being taken or in an unrepresentative sample being obtained, the following procedure shall be utilized in the order stated.
1.	The sample collected by any on-stream back-up sampling device that has extracted a sample in proportion to the volume delivered shall be used.

2.	An average of the composite samples taken over a mutually agreed time frame {not to exceed the last three (3) months of properly sampled deliveries} shall be used.

3.	Daily grab samples shall to be used for the time in question.
Section 2.6 Definitions.
A.	“Day” shall mean a period of twenty-four (24) consecutive hours commencing at a local time agreed on by all parties involved.
B.	“Gallon” shall mean a United States Gallon of 231 cubic inches of liquid at sixty degrees Fahrenheit (60 [o]F) and at the equilibrium vapor pressure of the liquid.
C.	“Barrel” shall mean forty-two (42) United States Gallons.
D.	“EPOLP” shall mean Enterprise Products Operating L.P.
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Section 2.7 Technical Publications.
A.	Manual of Petroleum Measurement Standards, American Petroleum Institute, Washington, D.C.:
1.	API Chapter 1, “Definitions.”

2.	API Chapter 4, “Proving Systems.”

3.	API Chapter 5.3, “Measurement of Liquid Hydrocarbons by Turbine Meters.”

4.	API Chapter 5.4, “Accessory Equipment for Liquid Meters.”

5.	API Chapter 5.6, “Measurement of Liquid Hydrocarbons by Coriolis Meters.”

6.	API Chapter 9.2, “Pressure Hydrometer Test Method for Density or Relative Density.”

7.	API Chapter 11.2.2, “Compressibility Factors for Hydrocarbons: 0.350 — 0.637 Relative Density (60 [o]F/60 [o]F) and –50 [o]F to 140 [o]F Metering Temperature.”

8.	API 11.2.1, “Compressibility Factors for Hydrocarbons: 0-90[o] API Gravity Range.”

9.	API Chapter 11.3.3.2, “Propylene Compressibility.”

10.	API Chapter 12.2, “Calculation of Liquid Petroleum Quantities.”

11.	API Chapter 14.6, “Continuous Density Measurement.”

12.	API Chapter 14.7, “Standard for Mass Measurement of Natural Gas Liquids.”

13.	API Chapter 14.8, “Liquefied Petroleum Gas Measurement.”

14.	API Chapter 21.2, “Flow Measurement — Electronic Liquid Measurement.”
B.	API/ASTM/GPA Technical Publication TP-25 Table 24E, “Correction of Volume to 60 °F Against Relative Density 60 °F/60 °F.”
C.	ASTM-D-1250 (Table 24), “Volume Corrected to 60 [o]F and equilibrium vapor pressure.”
D.	ASTM-D-2163 “Standard Test Method for Analysis of Liquid Petroleum (LP) Gases and Propene Concentrates by Gas Chromatography.”
E.	GPA Standard 2140, “Liquefied Petroleum Gas Specifications and Test Methods.”
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F.	GPA Standard 2145, “Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas.”
G.	GPA Standard 2174, “Method of Obtaining Hydrocarbon Fluid Samples Using a Floating Piston Cylinder.”
H.	GPA Standard 2177, “Method for the Analysis of Demethanized Hydrocarbon Mixtures Containing Nitrogen and Carbon Dioxide by Gas Chromatography.”
I.	GPA Standard 2186, “Method for the Extended Analysis of Hydrocarbon Mixtures Containing Nitrogen and Carbon Dioxide by Temperature Programmed Gas Chromatography.”
J.	GPA Standard 8173, “Method for Converting Natural Gas Liquids and Vapors to Equivalent Liquid Volumes.”
K.	GPA Standard 8182, “Tentative Standard for the Mass Measurement of Natural Gas Liquids.”
L.	References to any API, GPA, ASTM or similar publications shall be deemed to encompass the latest edition, revision or amendment thereof.
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